Exhibit 2.5

EXECUTION DRAFT

LOUDEYE CORP.

REGISTRATION RIGHTS AGREEMENT

          This Registration Rights Agreement (the "Agreement") is made as of the 19th day of November, 2002, by and between Loudeye Corp., a Delaware corporation ("Loudeye"), and the stockholders of TT Holding Corp. that are listed on Exhibit A attached hereto (the "TenTV Stockholders").

RECITALS

          A.          Loudeye, TenTV Acquisition Corp., a wholly owned subsidiary of Loudeye, and TT Holding Corp., a Delaware corporation ("TenTV") are entering into an Agreement and Plan of Reorganization of even date herewith (the "Merger Agreement").

          B.          As a condition to the consummation of the transactions contemplated by the Merger Agreement, the stockholders of TenTV immediately preceding the consummation of the transactions contemplated by the Merger Agreement (the "TenTV Stockholders") desire to obtain and Loudeye has agreed to grant certain registration rights to the TenTV Stockholders with respect to the shares of common stock, par value $.001 per share, of Loudeye (the "Common Stock"), issuable to the TenTV's Stockholders pursuant to the Merger Agreement.

AGREEMENT

          The parties hereby agree as follows:

          1.       Registration Rights.

          1.1.    Definitions.  For purposes of this Section 1:

                    (a)          The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and the declaration or ordering of effectiveness of such registration statement or document.

                    (b)          The term "Registrable Securities" means the Merger Shares (capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement) and the shares of Common Stock into which those certain Unsecured Promissory Notes with Equity Redemption Option of even date herewith made by Loudeye evidencing a portion of the Merger Consideration (the "Note Shares") and any other shares of Common Stock issued in respect of such shares (because of stock splits, stock dividends, reclassifications, recapitalizations, or similar events). Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

                    (c)          The term "SEC" means the Securities and Exchange Commission.

          1.2.    Piggyback Registration.  If at any time and from time to time Loudeye proposes to register (including for this purpose a registration effected by Loudeye for stockholders other than the TenTV Stockholders) any of its common stock under the Securities Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Loudeye stock plan, a registration on Form S-4 relating solely to a transaction covered by Rule 145 under the Securities Act, or a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), Loudeye shall, prior to the filing of a registration statement, promptly give each TenTV Stockholder party hereto written notice of its intention to do so. Upon the written request of a TenTV Stockholder given within twenty (20) days after mailing of such notice by Loudeye in accordance with Section 2.3, Loudeye shall, subject to the provisions of Section 1.6, cause to be registered under the Securities Act, and included any underwriting involved therein, all of the Registrable Securities that a TenTV Stockholder requests to be registered.

          1.3.    Obligations of Loudeye.  Whenever required under this Article 1 to effect the registration of any Registrable Securities, Loudeye shall, as expeditiously as reasonably practicable:

                    (a)          prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective and keep such registration statement effective for 12 months from the effective date or such lesser period until all such Registrable Securities are sold;

                    (b)          prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

                    (c)          furnish to the requesting TenTV Stockholder such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by it;

                    (d)          use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by a TenTV Stockholder, provided that Loudeye shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions where, but for the requirements of this paragraph (d), it would not be obligated to be so qualified;

                    (e)          notify the TenTV Stockholders, at any time when a prospectus relating to a registration statement covering Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and at the request of a TenTV Stockholder, promptly prepare and promptly furnish to the TenTV Stockholders a reasonable number of copies of any amendment or supplemental prospectus as may be necessary so that, as thereafter delivered to such TenTV Stockholders, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances then existing;

                    (f)          comply with all applicable rules and regulations of the SEC;

                    (g)          cause all such Registrable Securities to be listed on the Nasdaq SmallCap or such securities exchange on which similar securities issued by Loudeye are then listed;

                    (h)          provide a transfer agent and registrar for all Registrable Securities and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

                    (i)          make available for inspection by any TenTV Stockholder, any underwriter participating in any distribution pursuant to such registration, and any attorney, accountant or other agent selected by any TenTV Stockholder or such underwriter, all financial and other records, pertinent corporate documents and properties of Loudeye and cause Loudeye's officers, directors, employees and independent accountants to supply all information reasonably requested by any TenTV Stockholder or any such underwriter, attorney, accountant or agent in connection with such registration statement;

                    (j)          use its best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing Loudeye for the purpose of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the TenTV Stockholders and (ii) a letter, dated such date, from the independent certified public accountants of Loudeye, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the TenTV Stockholders; and

                    (k)          promptly notify the TenTV Stockholders and the underwriters, if any, (i) when the registration statement, any pre-effective amendment, the prospectus or any prospectus supplement or post-effective amendment to the registration statement has been filed and, with respect to the registration statement or any post-effective amendment, when the same has become effective, (ii) of any written request by the SEC for amendments or supplements to the registration statement or prospectus, (iii) of any the notification to Loudeye by the SEC of its initiation of any proceedings with respect to the issuance by the SEC of, or the issuance of by the SEC of, any stop order suspending the effectiveness of the registration statement, and (iv) of the receipt by Loudeye of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue-sky laws of any jurisdiction.

          1.4.    Furnish Information.  It shall be a condition precedent to the obligations of Loudeye to take any action pursuant to this Article 1 with respect to the Registrable Securities of a TenTV Stockholder that such TenTV Stockholder shall furnish to Loudeye such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as Loudeye may reasonably request and as shall be required to effect the registration of such TenTV Stockholder's Registrable Securities.

          1.5.    Expenses of Registration.  All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.2 by the TenTV Stockholders for the TenTV Stockholders (which right may be assigned as provided in Section 1.10), including (without limitation) all registration, filing, and qualification fees, printers' and accounting fees, fees and disbursements of counsel for Loudeye and the reasonable fees and disbursements, not to exceed $10,000 in the aggregate, of one counsel for all of the registering TenTV Stockholders selected by such TenTV Stockholders with the approval of Loudeye, which approval shall not be unreasonably withheld, shall be borne by Loudeye.

          1.6.    Underwriting Requirements.  In connection with any offering involving an underwriting of shares of Loudeye's capital stock, Loudeye shall not be required under Section 1.2 to include any of the TenTV Stockholders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between Loudeye and the underwriters selected by it (or by other persons entitled to select the underwriters), provided that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of the TenTV Stockholders greater than the obligations of the TenTV Stockholders pursuant to Section 1.8. In any underwritten offering in which Loudeye and/or the TenTV Stockholders are registering securities, if the total amount of Registrable Securities requested by any TenTV Stockholder to be included in any such offering exceeds the amount of securities to be sold by Loudeye and/or the TenTV Stockholders that the underwriters determine in their sole discretion is compatible with the success of the offering, then Loudeye shall be required to include in the offering only that number of Registrable Securities that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In any underwritten offering in which Loudeye and/or Loudeye stockholders other than the TenTV Stockholders are registering securities, if the total amount of securities requested by the TenTV Stockholders and such other stockholders to be included in any such offering exceeds the amount of securities to be sold by Loudeye that the underwriters determine in their sole discretion is compatible with the success of the offering, then Loudeye shall be required to include in the offering only that number of securities that the underwriters determine in their sole discretion will not jeopardize the success of the offering. The securities of the TenTV Stockholders and Loudeye stockholders included in the offering shall be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall be mutually agreed to by such selling stockholders.

          1.7.    Delay of Registration.  No TenTV Stockholder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as a result of any controversy that might arise with respect to the interpretation or implementation of this Article 1.

          1.8.    Indemnification.  In the event any Registrable Securities are included in a registration statement under this Article 1:

                    (a)          Loudeye will indemnify and hold harmless each TenTV Stockholder, its respective directors and officers, if any, each underwriter (as defined in the Securities Act) of such Registrable Securities and each other person, if any, who controls the TenTV Stockholders or such underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by Loudeye of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and Loudeye will pay to such TenTV Stockholders, its respective directors and officers, if any, and each underwriter or controlling person, as incurred, any legal or other expense reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that Loudeye shall not be liable to such TenTV Stockholder nor its officers or directors nor any underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration, or approval for inclusion in such registration statement, by such TenTV Stockholder or its directors or officers.

                    (b)          Each TenTV Stockholder will, severally and not jointly, indemnify and hold harmless Loudeye, each of its directors and officers who has signed the registration statement, each person, if any, who controls Loudeye within the meaning of the Securities Act, any underwriter and any controlling person of any such underwriter, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation (other than by Loudeye), in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such TenTV Stockholder expressly for use in connection with such registration; and such TenTV Stockholder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 1.8(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, that in no event shall such TenTV Stockholder's indemnity under this Section 1.8(b) exceed the net proceeds from the offering received by such TenTV Stockholder.

                    (c)          Promptly after receipt by an indemnified party under this Section 1.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.8. To the extent that the provisions of this subsection (c) are in direct conflict with provisions of the underwriting agreement entered into with respect to an underwritten public offering, the provisions in the underwriting agreement shall control.

                    (d)          If the indemnification provided for in this Section 1.8 for any reason is held to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that (i) in no event shall any contribution by any TenTV Stockholder under this Section 1.8(d) exceed the net proceeds from the offering received by such TenTV Stockholders and (ii) Loudeye shall be liable and responsible for any amount in excess of such proceeds; provided further that no party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                    (e)          The obligations of Loudeye and the TenTV Stockholders under this Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Article 1, and otherwise.

          1.9.    Reports Under Securities Exchange Act of 1934.  With a view to making available to the TenTV Stockholders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit the TenTV Stockholders to sell securities of Loudeye to the public without registration or pursuant to a registration on Form S-3, Loudeye agrees to:

                    (a)          make and keep current public information available about Loudeye, as those terms are understood and defined in SEC Rule 144;

                    (b)          take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the TenTV Stockholders to utilize Form S-3 for the sale of its Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by Loudeye for the offering of its securities to the general public is declared effective;

                    (c)          file with the SEC, in a timely manner, all reports and other documents required of Loudeye under the Securities Act and the Exchange Act; and

                    (d)          furnish to each TenTV Stockholder, so long as it owns any Registrable Securities, forthwith upon request (i) a written statement by Loudeye that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3, (ii) a copy of the most recent annual or quarterly report of Loudeye and such other reports and documents so filed by Loudeye, and (iii) such reports, documents and other information as the TenTV Stockholder may reasonably request in availing itself of any rule or regulation of the SEC which permits it to sell any such securities without registration or pursuant to such form.

          1.10.   Assignment of Registration Rights.  This Agreement, and the rights and obligations of the TenTV Stockholders hereunder, may be assigned (but only with all related obligations) by any of the TenTV Stockholders to an Authorized Transferee, in each case provided Loudeye is furnished with written notice of the name and address of such Authorized Transferee and the securities with respect to which such registration rights are being assigned. For the purposes of determining the number of shares of Registrable Securities held by an Authorized Transferee, the holdings of Authorized Transferees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together with the partnership. For the purposes of this section, the term "Authorized Transferee" shall mean, individually, each transferee described in (a), (b) and (c) below. (a) If a TenTV Stockholder is an individual, a pledge of securities, a gift of securities or a transfer of securities without consideration by such TenTV Stockholder, to or for the benefit of any parent, spouse, and natural or lawfully adopted children of such TenTV Stockholder or to any personal trust in which such TenTV Stockholder or any of such members retains the entire beneficial interest, (b) if a TenTV Stockholder is a partnership or limited liability company, a pledge of securities, a distribution or transfer of securities by such TenTV Stockholder to (i) its partners, members or managing directors of its members, (ii) any affiliate, as such term is defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended ("Affiliate"), (iii) any officer of such TenTV Stockholder or (iv) any entity, if following such transfer such TenTV Stockholder shall own a majority of the equity of such entity, as applicable, without consideration, and (c) if the TenTV Stockholder is a departing employee, a sale back to Loudeye of Loudeye securities owned by such employee pursuant to an approved shareholders' agreement or Loudeye Employee Stock Plan, provided that (x) in no event may an Authorized Transferee be a competitor of Loudeye or an Affiliate of a competitor of Loudeye, and (y) prior to such pledge, gift, distribution or transfer, such Authorized Transferee, other than an Authorized Transferee described in (c) or in any case in which the transferee is Loudeye, agrees in writing to be bound by the terms of the Merger Agreement, this Agreement and any and all laws, and all rules and regulations promulgated under any federal or state securities laws that Loudeye determines to be necessary or appropriate.

          1.11.   Termination of Registration Rights.  The registration rights provided in this Article 1 shall expire and terminate two (2) years following the date hereof; provided that in the event that any TenTV Stockholder cannot, as of such two (2) year anniversary, sell all shares held by such TenTV Stockholder within 90 days pursuant to Rule 144 or another similar exemption under the Securities Act, then the registration rights provided in this Agreement shall not expire and terminate as to such TenTV Stockholder until such exemption permits the sale of all such shares within a 90 day period, but in no event more than three (3) years following the date hereof. Each TenTV Stockholder hereby confirms its waiver and termination of any registration and other shareholder rights that it may have been granted by TenTV.

          1.12.   Subsequent Registration Rights.  In the event that Loudeye shall grant to any person any registration rights or other rights related thereto that are more favorable than those granted to the TenTV Stockholders hereunder, the TenTV Stockholders shall automatically enjoy such more favorable rights with respect to any Registrable Securities they then hold.

          2.        Miscellaneous.

          2.1.     Successors and Assigns.  Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties, their affiliates, constituent partners or members of such entities or any entity controlling, controlled by or under common control with such entities. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          2.2.     Amendments and Waivers.  Any term of this Agreement may be amended, waived, discharged or terminated only with the written consent of Loudeye and the TenTV Stockholders constituting the holders of a majority of the Registrable Securities. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

          2.3.     Notices.  Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by fax, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party's address or fax number as set forth on the signature page or as subsequently modified by written notice.

          2.4.     Specific Performance.  In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the TenTV Stockholders shall be entitled to specific performance of the agreements and obligations of Loudeye hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

          2.5.     Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

          2.6.     Governing Law.  This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

          2.7.     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same instrument.

          2.8.     Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          2.9.     Aggregate of Stock.  All shares of Common Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

          2.10.   References to Securities Act and Exchange Act.  All references herein to forms, sections or provisions of the Securities Act and the Exchange Act shall be deemed to include references to any successor forms, sections or provisions which may be adopted after the date hereof.

Signature page follows.

The parties have executed this Registration Rights Agreement as of the date first written above.

COMPANY:

LOUDEYE CORP.

By:
Name: John T. Baker IV
Its: Chairman and Chief Executive Officer

Hereunto Duly Authorized:

Address:	1130 Rainier Avenue South Seattle, WA 98144
Fax:	(206) 832-4001

TT HOLDING CORP. STOCKHOLDER

Hereunto Duly Authorized:

Address:

Fax:

Exhibit A

Schedule of TT Holding Corp. Stockholders